EXHIBIT 99.d

TRANSWESTERN PIPELINE COMPANY
CONDENSED BALANCE SHEETS
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2004	2003
		(Restated)

ASSETS

Current Assets
Cash and cash equivalents	$20,591	$20,557
Accounts receivable - customers, net of allowance of $95 and $127	16,763	15,838
Transportation and exchange gas receivable	3,169	3,370
Regulatory and other assets	13,010	12,652

Total Current Assets	53,533	52,417

Property, Plant and Equipment, at Cost	1,117,005	1,067,854
Less - Accumulated depreciation and Amortization	(150,416)	(138,759)

Property, Plant and Equipment, Net	966,589	929,095

Deferred Assets
Deferred income taxes	-	26,637
Regulatory and other assets	78,751	88,488

Total Deferred Assets	78,751	115,125

Total Assets	$1,098,873	$1,096,637

The accompanying notes are an integral part of these financial statements.

TRANSWESTERN PIPELINE COMPANY
CONDENSED BALANCE SHEETS
(In Thousands, Except Share Data)
(Unaudited)

	September 30,	December 31,
	2004	2003
		(Restated)
LIABILITIES AND STOCKHOLDER’S EQUITY

Current Liabilities
Accounts payable
Trade and other	$10,203	$2,835
Associated companies	11,126	9,618
Transportation and exchange gas payable	6,565	5,933
Notes payable and current portion of long-term debt	4,000	461,000
Reserve for regulatory and other contingencies	2,244	2,682
Accrued liabilities and other	11,468	14,296

Total Current Liabilities	45,606	496,364

Long-term Debt, net of current maturities	410,000	-

Deferred Credits and Other Liabilities
Deferred income taxes	1,338	-
Other	2,908	4,715

Total Deferred Credits and Other Liabilities	4,246	4,715

Commitments and Contingencies (Note 7)	-	-

Stockholder’s Equity
Common stock ($1 par value; 1,000 shares authorized, issued and outstanding)	1	1
Additional paid-in capital	409,191	409,191
Retained earnings	229,829	186,366

Total Stockholder’s Equity	639,021	595,558

Total Liabilities and Stockholder’s Equity	$1,098,873	$1,096,637

The accompanying notes are an integral part of these financial statements.

TRANSWESTERN PIPELINE COMPANY
CONDENSED STATEMENTS OF OPERATIONS
(In Thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2004	2003
Revenues
Transportation	$133,948	$133,978
Gas and liquids sold	24,087	15,355
Other gas revenues	1,837	223

Total Revenues	159,872	149,556

Costs and Expenses
Operating and maintenance expenses	44,409	43,367
Amortization of regulatory assets	3,475	3,475
Depreciation and amortization	17,221	18,249
Taxes, other than income taxes	6,751	9,148

Total Costs and Expenses	71,856	74,239

Operating Income	88,016	75,317

Other Income (Expense), Net
Interest and other income	586	382
Interest expense and related charges, net	(17,163)	(30,263)

Total Other Income (Expense), Net	(16,577)	(29,881)

Income Before Income Taxes	71,439	45,436

Income taxes	27,976	17,858

Net Income	$43,463	$27,578

The accompanying notes are an integral part of these financial statements.

TRANSWESTERN PIPELINE COMPANY
CONDENSED STATEMENTS OF STOCKHOLDER'S EQUITY
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,	Year Ended December 31,
	2004	2003
		(Restated)
Common Stock
Balance, beginning and end of period	$1	$1

Additional Paid-in Capital
Balance, beginning and end of period	409,191	409,191

Retained Earnings
Balance, beginning of period	186,366	147,278
Net income	43,463	39,088
Balance, end of period	229,829	186,366

Total Stockholder’s Equity	$639,021	$595,558

The accompanying notes are an integral part of these financial statements.

TRANSWESTERN PIPELINE COMPANY
CONDENSED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2004	2003

Cash Provided by Operating Activities	$108,182	$66,105

Cash Flows From Investing Activities
Additions to property, plant and equipment	(53,003)	(12,088)
Other capital expenditures	(1,140)	(1,499)

Cash Used in Investing Activities	(54,143)	(13,587)

Cash Flows From Financing Activities
Repayment of short-term debt	(461,000)	(49,000)
Issuance of long-term debt	430,000	-
Repayment of long-term debt	(16,000)	-
Debt issuance costs	(7,005)	-

Cash Used by Financing Activities	(54,005)	(49,000)

Increase in Cash and Cash Equivalents	34	3,518

Cash and Cash Equivalents, Beginning of Period	20,557	39,926

Cash and Cash Equivalents, End of Period	$20,591	$43,444

Supplemental Cash Flow Information
Interest paid	$12,632	$20,705

The accompanying notes are an integral part of these financial statements.

TRANSWESTERN PIPELINE COMPANY

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

(1)    Basis of Presentation

Certain items on Transwestern’s financial statements have been reclassified in 2003 to conform with the 2004 presentation. These reclassifications had no effect on Transwestern’s previously reported net income or stockholder’s equity.

At September 30, 2004, Transwestern Pipeline Company (Transwestern) was a wholly owned subsidiary of Transwestern Holding Company, Inc. (TW Holdings), which was a wholly owned subsidiary of CrossCountry Energy, LLC (CrossCountry). CrossCountry was a wholly owned subsidiary of Enron Corp. (Enron) and certain of its subsidiary companies. Effective November 17, 2004, CrossCountry became a wholly owned subsidiary of CCE Holdings, LLC (CCE Holdings), which is a joint venture currently owned by subsidiaries of Southern Union Company (Southern Union)(50 percent), GE Commercial Finance Energy Financial Services (GE)(30 percent) and four minority interest owners (20 percent in the aggregate)(see Note 9). All of the voting interests in CCE Holdings are owned by Southern Union and GE. Also, on or about November 17, 2004, Transwestern and certain other affiliated entities were converted to limited liability companies.

The financial statements included herein are unaudited. These statements reflect all adjustments, consisting only of normal and recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods. Certain information and notes normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted, although Transwestern believes that the disclosures are adequate to prevent the information presented from being misleading. The results of operations for the nine months ended September 30, 2004 are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with Transwestern’s audited financial statements and the notes thereto for the year ended December 31, 2003.

Restatement of Financial Statements

The accompanying balance sheet as of December 31, 2003 has been restated since its original issuance to: (i) correct an error in the adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” (SFAS No. 142); and (ii) correct an error in the accounting for deferred taxes under SFAS No. 109, “Accounting for Income Taxes.”

In connection with adopting SFAS No. 142, effective January 1, 2002, Transwestern reclassified to goodwill a net amount of $191.2 million, and ceased amortization of this amount on a prospective basis. The reclassification to goodwill was composed of $438.8 million of excess acquisition cost over the historical net book value of Transwestern’s net assets (the Acquisition Adjustment) that arose from Enron’s acquisition of Transwestern in 1984, less the accumulated amortization and deferred tax liability. The impact of the reclassification at January 1, 2002 was a decrease in property, plant and equipment of $76.0 million, an increase in accumulated depreciation and amortization of $218.1 million and a decrease in deferred tax liability of $102.9 million. Until January 1, 2002, Transwestern reported the Acquisition Adjustment as a component of property, plant and equipment, amortized it over a life consistent with its pipeline assets, ranging from 40 to 57 years, and recorded the related deferred tax liability. Upon reevaluating the appropriate accounting and transition provisions of SFAS No. 142, Transwestern determined that the January 1, 2002 reclassification of amounts to goodwill was an error. The impact on the 2003 balance sheet and statement of stockholder’s equity of correcting that error results in: (i) a decrease in beginning retained earnings of $3.9 million; (ii) an increase in net property, plant and equipment of $282.2 million; (iii) a decrease in goodwill of $191.2 million; (iv) an increase in deferred income tax liabilities of $98.8 million; and (v) an increase in net loss of $3.9 million.

The financial statements have also been restated to correct the misapplication of SFAS No. 109 in determining the realizability of deferred tax assets. Transwestern previously provided a $23.3 million valuation allowance during 2002 against its NOLs and provided an additional $102.3 million valuation allowance during 2003. Management believed that Enron's potential near-term sale of Transwestern indicated that Transwestern's NOLs, computed on a separate-return basis, would not be utilized by Transwestern prior to its disposition. However, based on an evaluation of expected future taxable income of Transwestern, as a stand-alone taxpayer on a going-concern basis, the appropriate accounting is that such deferred tax assets were fully realizable.  The impact on the 2003 financial statements of correcting that error results in: (i) an increase in beginning retained earnings of $23.3 million; (ii) an increase in net deferred tax assets of $102.3 million; and (iii) a decrease in income tax expense of $102.3 million with a corresponding effect of net income (loss). There is no change in Transwestern’s net cash from operating, investing or financing activities as a result of this restatement. Furthermore, Transwestern has reclassified in its 2003 balance sheet $91.2 million from receivable from parent to net deferred tax assets.

A summary of the effects of the restatements and reclassifications noted above on previously reported amounts is presented below.

	As of and for the Year Ended December 31, 2003
	As Reported	As Restated
Balance Sheet
Property, plant and equipment, at cost	$991,830	$1,067,854
Accumulated depreciation and amortization	(344,904)	(138,759)
Property, plant and equipment, net	646,926	929,095
Goodwill	191,215	-
Deferred income tax assets	-	26,637
Total assets	1,070,226	1,096,637
Deferred income tax liabilities	91,386	-
Retained earnings	68,569	186,366
Stockholder’s equity	477,761	595,558
Total liabilities and stockholder’s equity	1,070,226	1,096,637

Statement of Stockholder’s Equity
Beginning retained earnings	$127,882	$147,278
Net (loss) income	(59,313)	39,088
Stockholder’s equity	477,761	595,558

(2)    Income Taxes

Tax Agreements

At December 31, 2003, Transwestern was included in the consolidated federal and state income tax returns filed by Enron. Transwestern calculates tax expense on a "separate-return basis", which requires the Company to present current and defered taxes as if it were a separate taxpayer. Effective November 17, 2004, the 1994 Tax Allocation Agreement and the March 31, 2004 Tax Sharing Agreement were terminated resulting in an amount due from Enron under the Tax Sharing Agreement, which was subsequently collected (see Note 9). Subsequent to November 17, 2004, Transwestern is no longer included in the Enron consolidated federal and state income tax returns.

Transwestern, as a member of the Enron consolidated tax group, was potentially severally liable for the tax liability of the consolidated group for the years that Transwestern was a member of the group pursuant to Treasury regulation §1.1502-6. Management believes that the Transwestern exposure to Enron’s consolidated tax liability is limited, in part because at the closing of the Purchase Agreement (see Note 9) on November 17, 2004, Transwestern, CrossCountry and the other members of the CrossCountry group were indemnified and held harmless by Enron for any federal or state income tax liabilities in excess of $5.7 million arising from Treasury regulations §1.1502-6.

(3)    Long-term Debt

The Consent and Sixth Amendment to Transwestern’s November 13, 2001 credit agreement was executed on March 31, 2004. The Sixth Amendment cured the default created under that credit agreement by Enron’s registration under PUHCA and amended the credit agreement to reflect the transfer of the TW Holdings stock to CrossCountry.

On May 3, 2004 Transwestern arranged replacement financings for its short-term debt maturing in November 2004 by entering into a credit agreement that replaced the November 13, 2001 credit agreement. Transwestern obtained a $150.0 million four-year revolving credit facility and a $400.0 million five-year term loan facility, with the proceeds used to repay the existing indebtedness under the November 13, 2001 credit agreement and finance the ongoing working capital, capital expenditures and other general corporate requirements of Transwestern.

The action by the Pension Benefit Guaranty Corporation (PBGC) described below (see Note 5) constituted an ERISA Event under the terms of the May 3, 2004 credit agreement. As a result, Transwestern obtained a waiver from the requirement that it make certain representations regarding an ERISA event.

Wilmington Trust Company (Wilmington) held a beneficial interest in Transwestern by acting as a voting trustee of two voting trusts, TPC Voting Trust and THC Voting Trust. On May 24, 2004, Wilmington cancelled both of the voting trusts and no longer has a beneficial interest in Transwestern, and CrossCountry owns 100 percent of TW Holdings and TW Holdings owns 100 percent of Transwestern.

Effective November 17, 2004, Transwestern entered into new credit agreements for (i) $270.0 million of ten-year senior unsecured notes bearing interest at a fixed rate of 5.39 percent, maturing November 17, 2014, $20.0 million of which will not be drawn down until March 15, 2005; (ii) $250.0 million of twelve-year senior unsecured notes bearing interest at a fixed rate of 5.54 percent, maturing November 17, 2016; and (iii) a $230.0 million credit agreement comprised of a $100.0 million five-year term loan bearing interest at LIBOR plus 75 basis points, maturing November 17, 2009 (the Term Loan) and a $130.0 million five-year revolving credit facility bearing interest at LIBOR plus 75 basis points, due on November 17, 2009 (collectively, the Refinancing). Proceeds from the Refinancing were used to retire the May 2004 debt and to pay distributions to its equity holder totaling $241.7 million (see Note 9). The costs of the Refinancing are being amortized to interest expense ratably over the life of each debt instrument.

(4)    Property, Plant and Equipment

The principal components of Transwestern’s property, plant and equipment are as follows (in thousands):

	September 30,	December 31,
	2004	2003
Transmission Plant	$579,492	$571,644
General Plant	26,052	30,403
Intangible Plant	31,572	26,036
Construction work-in-progress	41,122	1,004
Acquisition adjustment	438,767	438,767
Property, Plant and Equipment, at Cost	1,117,005	1,067,854
Less - Accumulated depreciation and amortization	(150,416)	(138,759)
Property, Plant and Equipment, Net	$966,589	$929,095

Included in gross property, plant and equipment is an aggregate plant acquisition adjustment of $438.8 million, which represents costs allocated to Transwestern’s transmission plant as a result of its acquisition by Enron in 1984. Currently, this amount is not considered by the Federal Energy Regulatory Commission (FERC) in determining tariff rates Transwestern may charge to its regulated customers. The unamortized balance of this adjustment is $277.7 million at September 30, 2004.

Intangible assets from above include the following (in thousands):
	September 30,	December 31,	Weighted-average amortization
	2004	2003	period (in years)
Intangible Assets:
Software licenses	$21,293	$15,757	10
Contribution in aid of construction	10,279	10,279	12
Intangible Assets, at Cost	31,572	26,036
Less - Accumulated depreciation and amortization	(16,957)	(12,323)
Intangible Assets - Net	$14,615	$13,713

Amortization of intangible assets over the next five years is estimated to be recognized as follows (in millions):
Fiscal year:	Amount
2004 (remaining 3 months)	$0.8
2005	2.7
2006	2.0
2007	2.3
2008	2.0

(5)    Employee Benefit Plans

Transwestern recognized an additional $2.7 million current liability for the termination of the Enron Corp. Cash Balance Plan (the Cash Balance Plan) by a charge to operating and maintenance expenses in June 2004. The additional charge reflects the most recent obligation expected to be allocated to Transwestern based on a review by third party consultants. In June 2004, the PBGC filed a complaint in the United States District Court for the Southern District of Texas to terminate the Cash Balance Plan and other pension plans of Enron debtor companies and affiliates, (the Plans). If the PBGC successfully terminated the Plans in this suit, each member of the Enron “controlled group of corporations” within the meaning of Section 414 of the Tax Code, and certain other Enron affiliates, would be jointly and severally liable, under Title IV of ERISA, for the Plans’ unfunded benefit liabilities. In addition, Transwestern, as a former participating employer in certain Enron benefit plans, may have indemnity obligations in favor of committee members and others under certain Enron benefit plans that are the subject of litigation asserting, among other claims, breaches of fiduciary duty. Under certain circumstances, the PBGC may enforce ERISA Title IV liability through the imposition of liens. On September 10, 2004, Enron agreed to deposit $321.8 million in an escrow account to cover, among other things, the unfunded benefit liabilities relating to the Plans. The escrow account was funded with a portion of the proceeds from Enron’s sale of CrossCountry. Under the Purchase Agreement (see Note 9), Transwestern is not required to make further contributions to the Cash Balance Plan, beyond its accrued liability, after the date of the Purchase Agreement. Although there can be no assurance that Transwestern will not have further obligations with respect to the Plans or other Enron benefit plans, Transwestern does not believe that the ultimate resolution of these matters will have a material adverse effect on its financial position, results of operations or cash flows. Under the Purchase Agreement (see Note 9) Enron agreed (subject to a cap) to indemnify and hold harmless Transwestern, CrossCountry and certain other members of the CrossCountry group for, among other things, any joint and several liability arising under Title IV of ERISA or due to Transwestern’s status as a participating employer in certain Enron benefit plans, including the Cash Balance Plan.

Transwestern is a participating employer in the Enron Gas Pipelines Employee Benefit Trust (the Trust), a voluntary employees’ beneficiary association under Section 501(c)(9) of the Tax Code, which provides benefits to former employees of Transwestern and certain other Enron affiliates pursuant to the Enron Corp. Medical Plan and the Enron Corp. Medical Plan for Inactive Participants. Enron has made the determination that it will partition the Trust and distribute the assets and liabilities of the Trust among the participating employers of the Trust on a pro rata basis according to the contributions and liabilities associated with each participating employer. The Trust Committee has final approval on allocation methodology for the Trust assets. Enron filed a motion, which has been stayed, which provides that each participating employer expressly assumes liability for its allocable portion of retiree benefits and releases Enron from any liability with respect to the Trust in order to receive the assets of the Trust.

(6)    Rate Matters and Regulatory Issues

On February 6, 2004, Enron filed two form U1’s with the Securities and Exchange Commission (SEC), proposing a set of conditions under which Enron would register as a holding company under the Public Utility Holding Company Act of 1935, as amended (PUHCA). On March 9, 2004, Enron amended its form U1 application filings, withdrew its application for exemption filed on December 31, 2003, and filed a form U5A, registering as a public utility holding company under PUHCA. Also on March 9, 2004, the SEC issued orders approving the applications made on the amended form U1’s and the U5A. At that time Transwestern became subject to PUHCA as a “subsidiary company” of a “registered utility holding company.” As of November 17, 2004, as a result of the sale of Transwestern by Enron to CCE Holdings, Transwestern is no longer a subsidiary of a registered utility holding company (see Note 9).

Transwestern filed on April 8, 2004 an application with the FERC for a proposed expansion project (Expansion Project) that will increase incremental capacity by 375,000 dekatherms per day on the San Juan Lateral from the Blanco Hub, located in San Juan County, New Mexico, to the Gallup area located at the interconnection of the San Juan Lateral and Transwestern’s mainline. The Expansion Project will expand Transwestern’s natural gas transmission system through the construction of approximately 72.6 miles of pipeline looping on the existing San Juan Lateral and causing Transwestern to abandon, install, and modify facilities at three existing compressor stations for additional compression totaling 20,000 horsepower. The Expansion Project was approved by the FERC in July 2004, and the facilities are expected to be in-service by mid-2005 at an estimated cost to construct of $145.7 million.

In November 2004, the FERC issued an industry-wide Proposed Accounting Release that, if enacted as written, would require pipeline companies to expense rather than capitalize certain costs related to mandated pipeline integrity programs. The accounting release is proposed to be effective January 2005 following a period of public comment on the release. Transwestern already expenses such costs.

(7)    Commitments and Contingencies

From time to time, in the normal course of business, Transwestern is involved in litigation, claims or assessments that may result in future economic detriment. Transwestern evaluates each of these matters and determines if loss accruals are necessary as required by Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies.” Transwestern does not expect to experience losses that would be materially in excess of the amounts accrued at September 30, 2004.

Legal Proceedings

In re Natural Gas Royalties Qui Tam Litigation, MDL Docket No. 1293 (D. Wy), previously Civil Action Nos. 97-D-1421 (D. Colo.) and 97-2087 (E.D. La.) and other consolidated cases. The plaintiff has filed actions against a number of companies, including Transwestern, now transferred to the U.S. District Court for the District of Wyoming, for damages for mis-measurement of gas volumes and Btu content, resulting in lower royalties to mineral interest owners. Transwestern believes that its measurement practices conformed to the terms of its FERC Gas Tariff, which is filed with and approved by FERC. Transwestern’s legal exposure, if any, related to the ultimate resolution of this matter is not currently determinable.

Transwestern Pipeline Company v. Burlington Northern and Santa Fe Railway Company, et al (Case No. CV-2003-180 II, 11th Judicial District Court, McKinley County, New Mexico). Transwestern filed suit against Burlington Northern (Burlington) on May 22, 2003 for damages incurred as a result of a Burlington train derailment on October 29, 2000 and subsequent repair activities. Transwestern filed an amended complaint to specifically include Burlington’s contractors. Burlington has joined Burlington’s contractors and the contractor’s insurers. Discovery is ongoing. This is an insured matter and therefore the claim is being pursued by and on behalf of Transwestern and Transwestern’s underwriters. Transwestern has received payment in the amount of $0.4 million from the underwriters for the insured portion of the claim. Transwestern is pursuing the deductible of $0.5 million, among other damages. The matter was settled in principle at mediation on January 28, 2005.

Transwestern is managing three threatened trespass actions related to right of way (ROW) on Tribal or allottee land. The first action involves an agreement with the United States Department of the Interior, Bureau of Indian Affairs (BIA) covering 44 miles of ROW on a total of 69 Navajo allotments. This ROW agreement expired on January 1, 2004. One allottee, Mr. Leon Gibson, sent a letter dated January 16, 2004 to the BIA claiming Transwestern is trespassing. Discussions are ongoing with the BIA to approve the renewal application, which was filed in October 2002. The second action involves a 1990 Grant of Easement and Right of Way by the Secretary of the Interior covering 6.6 miles of Southern Ute land assigned by Northwest Pipeline Corporation (Northwest Pipeline) to Transwestern in 1996. Application was made to the BIA for approval of that assignment, but no action was taken. On May 27, 2003 and September 2, 2003, counsel for the Southern Ute Tribe sent letters to Transwestern alleging trespass. Under the operative regulations and the underlying agreements, Transwestern believes that the consent of the Tribe is not required to assign the ROW grant from Northwest Pipeline to Transwestern. The third action concerns 5,100 feet of ROW on private allotments within the Laguna Pueblo expired on December 28, 2002. Transwestern received a letter dated March 19, 2003 from the BIA on behalf of the two allottees asserting trespass. Transwestern’s costs and legal exposures related to this matter are not currently determinable.

Rates and Regulatory Matters

On August 1, 2002, the FERC issued an Order to Respond (August 1 Order) to Transwestern. The order required Transwestern, within 30 days of the date of the order, to provide written responses stating why the FERC should not find that: (i) Transwestern violated FERC's accounting regulations by failing to maintain written cash management agreements with Enron; and (ii) the secured loan transactions entered into by Transwestern in November 2001 were imprudently incurred and why the costs arising from such transactions should be passed on to ratepayers. Transwestern filed a response to the August 1 Order and subsequently entered into a settlement with the FERC staff that resolved, as to Transwestern, the issues raised by the August 1 Order. The FERC approved this settlement; however, a group of Transwestern’s customers filed a request for clarification and/or rehearing of the FERC order approving the settlement. This customer group claimed that there is an inconsistency between the language of the settlement agreement and the language of the FERC order approving the settlement. This alleged inconsistency relates to Transwestern’s ability to pass through to its ratepayers the costs of any replacement or refinancing of the secured loan transactions entered into by Transwestern in November 2001. Transwestern filed a response to the customer group’s request for rehearing and/or clarification and this matter is currently awaiting FERC action.

On December 15, 2003, the U.S. Department of Transportation issued a Final Rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the regulation defines as “high consequence areas” (HCA). This rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002, a bill signed into law on December 17, 2002. The rule requires operators to identify HCAs along their pipelines by December 2004, and to have begun baseline integrity assessments, comprised of in-line inspection (smart pigging), hydrostatic testing, or direct assessment, by June 2004. Operators must risk rank their pipeline segments containing HCAs, and have the highest 50 percent assessed using one or more of these methods by December 2007. The balance must be completed by December 2012. The costs of utilizing these methods typically range from a few thousand dollars per mile to well over $15,000 per mile. In addition, some system modifications will be necessary to accommodate the inspections. Because identification and location of all the HCAs has not been completed, and because it is impossible to determine the scope of required remediation activities prior to completion of the assessments and inspections, the cost of implementing the requirements of this regulation is impossible to determine at this time. The required modifications and inspections are estimated to range from approximately $12.0 - $15.0 million per year, with remediation costs in addition to these amounts. A provision in the Settlement described above provides for recovery of some added assessment and repair/replacement capital costs via a special capital surcharge, if certain conditions are met.

Environmental Matters

Transwestern is subject to extensive federal, state and local environmental laws and regulations. These laws and regulations require expenditures in connection with the construction of new facilities, the operation of existing facilities and for remediation at various operating sites. The implementation of the Clean Air Act Amendments is expected to result in increased operating expenses. These increased operating expenses are not expected to have a material impact on Transwestern’s financial position or results of operations.

Transwestern conducts soil and groundwater remediation at a number of its facilities. During the nine months ended September 30, 2004, these costs totaled $1.2 million, $0.8 million of which were capitalized to transmission plant, and $0.4 of which were charged to operating and maintenance expenses.

Transwestern incurred, and continues to incur, certain costs related to polychlorinated biphenyls (PCBs) that migrated into customer’s facilities. These PCBs were originally introduced into the Transwestern system through use of a PCB-based lubricant in the late 1960’s and early 1970’s. Because of the continued detection of PCBs in the customer’s facilities downstream of Transwestern’s Topock and Needles stations, Transwestern, as part of ongoing arrangements with customers, continues to incur costs associated with containing and removing the PCBs. Costs of these remedial activities during the nine months ended September 30, 2004 totaled $0.4 million. Future costs cannot be reasonably estimated because remediation activities are undertaken as claims are made by customers and former customers, and accordingly, no accrual has been established for these costs at September 30, 2004. However, such future costs are not expected to have a material impact on Transwestern’s financial position or results of operations or cash flows.

Capital Commitments and Purchase Obligations

One of Transwestern’s affiliates participated in the 1992 acquisition of a license to operate a natural gas pipeline in Argentina. Transwestern guaranteed certain limited performance obligations of that affiliate to certain joint venture partners of that affiliate and has agreed to provide technical support to that affiliate in connection with the operation of the pipeline. In addition, at the time of the acquisition, Transwestern was deemed to be part of the “economic group” of Enron-controlled companies and Transwestern’s net worth was used to satisfy certain net worth requirements established by the Argentine government relating to the acquisition of the license to operate such pipeline. Upon the closing of the Purchase Agreement (see Note 9) on November 17, 2004, Transwestern and certain of its affiliates were indemnified and held harmless by Enron against third-party claims relating to Transwestern’s participation in this project, other than liabilities that result from any action or inaction by Transwestern that is not in accordance with certain performance standards agreed upon by Enron and Transwestern’s parent company. In addition, on April 16, 2004, the joint venture participants in the project granted Transwestern a release from any liability of Transwestern to such participants as a result of Transwestern being considered part of the Enron economic group. This release has been approved by the bankruptcy court.

(8)    Related Party Transactions

Effective April 1, 2004, services previously provided by bankrupt Enron affiliates to Transwestern pursuant to an allocation methodology ordered by the Bankruptcy Court for the Southern District of New York (Bankruptcy Court) are now covered by and charged under the terms of the Transition Services Supplemental Agreement (TSSA). The total costs are not materially different than those previously charged.

Transwestern has entered into compression services agreements with Enron Compression Services Company (ECS), an Enron affiliate that is not in bankruptcy. The agreements require Transwestern to pay ECS a compression service charge in cash and in-kind to provide electric horsepower capacity and related horsepower hours to be used to operate the Bisti, Bloomfield, and Gallup electric compressor stations located in New Mexico. ECS is required to pay Transwestern a monthly fee to operate and maintain the facilities. Transwestern and ECS entered into a Purchase and Settlement Agreement and Mutual Release (the Purchase and Settlement Agreement) dated April 30, 2004. The Purchase and Settlement Agreement (i) caused the sale of certain motor and drive systems of ECS to Transwestern; and (ii) amended and restated certain compression services agreements between Transwestern and ECS. Effective December 1, 2004, ECS assigned all of its interest in the compression services agreements to Paragon ECS Holdings, LLC, a non-affiliated entity.

Effective November 17, 2004, the 1994 Tax Allocation Agreement and the March 31, 2004 Tax Sharing Agreement between affiliates of Transwestern and Enron were terminated, the remaining tax receivable due from Enron under the Tax Sharing Agreement was collected and Transwestern is no longer a member of the Enron Consolidated Group (see Note 9).

(9)    Subsequent Events

Effective November 17, 2004, CrossCountry was acquired by CCE Holdings. At or about the time of the acquisition, among other things:

•	Transwestern, along with certain other affiliated entities, was converted to a limited liability company (LLC). As a single-member LLC, Transwestern is a disregarded entity for federal income tax purposes, and will be included in the Federal Partnership tax return of CCE Holdings;

•	CrossCountry transferred to ONEOK, Inc. its interests in Northern Plains Natural Gas Company, LLC, Pan Border Gas Company, LLC and NBP Services, LLC, and CCE Holdings entered into a six-month Transition Services Agreement with ONEOK;

•	Transwestern refinanced its outstanding debt and paid distributions to its equity holder as described below;

•	Transwestern and Enron terminated the 2004 Tax Sharing Agreement and the 1994 Tax Allocation Agreement, with each party releasing the other from any further rights, obligations or liabilities (see Note 2). In connection with this termination, Enron paid Transwestern $62.5 million, representing the net amount due for, among other things, the remaining tax receivable that arose under this agreement in prior years;

•	Transwestern’s rights, title and interest in its claims against Enron and certain of its bankrupt subsidiaries, totaling approximately $824.6 million, were transferred in the form of a dividend to its equity owners prior to the acquisition of CrossCountry by CCE Holdings. This dividend had no effect on Transwestern’s financial statements as such rights, title, interest and claims had been written off in prior years;

•	Under a Guaranty Agreement with Enron and certain of its subsidiaries, CrossCountry and certain of its subsidiaries (including Transwestern) jointly and severally guaranteed all obligations of CCE Holdings arising under the Purchase Agreement, as amended (described below).

Effective November 17, 2004, Transwestern entered into credit agreements for (i) $270.0 million of ten-year senior unsecured notes bearing interest at a fixed rate of 5.39 percent, maturing November 17, 2014, $20.0 million of which will not be drawn down until March 15, 2005; (ii) $250.0 million of twelve-year senior unsecured notes bearing interest at a fixed rate of 5.54 percent, maturing November 17, 2016; and (iii) a $230.0 million credit agreement comprised of a $100.0 million five-year term loan bearing interest at LIBOR plus 75 basis points, maturing November 17, 2009 (the Term Loan) and a $130.0 million five-year revolving credit facility bearing interest at LIBOR plus 75 basis points, due on November 17, 2009 (collectively, the Refinancing). Proceeds from the Refinancing were used by Transwestern to retire the May 2004 debt and to pay distributions to its equity holder totaling $241.7 million. No principal payments are required under any of the new debt agreements prior to their respective maturity dates. The Term Loan is collateralized with substantially all of the assets and the capital stock of Transwestern.

Effective December 16, 2004, Citicorp North America, Inc. (Citicorp) claimed, in its capacity as the Paying Agent and Co-Administrative Agent, that any recovery in the litigation captioned Enron Corp. et al. v. Citigroup, Inc. et al. (In re Enron Corp. et al.), adv. No. 03-93611 (AJG), ch. 11 no. 01-16034 (AJG) (Bankr. S.D.N.Y. filed Dec. 1, 2003) (the Litigation), together with legal fees and expenses incurred by Citicorp in defending the Litigation, would be indemnity obligations (the Obligations) of Transwestern under its Credit Agreement dated November 13, 2001. Under the terms of the Purchase Agreement, dated June 24, 2004 (as amended by that certain Amendment No. 1 to Purchase Agreement, dated September 1, 2004, and that certain Amendment No. 2 to Purchase Agreement, dated November 11, 2004), CCE Holdings and certain of its subsidiaries (including Transwestern) are indemnified against the Obligations by Enron and certain of its subsidiaries. Accordingly, the Company does not believe that it has any material liability from Citicorp’s claims.